Filed Pursuant to Rule 424(b)(3)
Registration No. 333-159012

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 6, 2009)

10,000,000 Shares

Common Stock

This is an offering of 10,000,000 shares of common stock of Cinemark Holdings, Inc. by the selling stockholders identified in this prospectus supplement. We will not receive any proceeds from the sale of shares in this offering.

Our common stock is listed on the New York Stock Exchange under the symbol “CNK.” The last reported sale price of our common stock on May 6, 2011 was $21.25 per share.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page S-3 of this prospectus supplement and on page 3 of the accompanying prospectus. You should also consider the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$20.80	$208,000,000
Underwriting discount	$0.10	$1,000,000
Proceeds, before expenses, to the selling stockholders	$20.70	$207,000,000

The underwriters expect to deliver the shares on or about May 13, 2011.

Barclays Capital	Morgan Stanley

Prospectus Supplement dated May 9, 2011

Prospectus Supplement

You should rely only on the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us. Neither we, the selling stockholders nor the underwriters have authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. The selling stockholders and the underwriters are offering to sell, and seeking offers to buy, shares of our common stock, par value $0.001 per share, or our Common Stock, only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated herein or therein by reference is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of shares of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our Common Stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated May 6, 2009, gives more general information, some of which may not apply to this offering. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated herein and therein by reference and any free writing prospectuses we have authorized for use in connection with this offering, in their entirety before making an investment decision. To the extent there is a variation between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference include “forward-looking statements” based on our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to:

•	future revenues, expenses and profitability;

•	the future development and expected growth of our business;

•	projected capital expenditures;

•	attendance at movies generally or in any of the markets in which we operate;

•	the number or diversity of popular movies released and our ability to successfully license and exhibit popular films;

•	national and international growth in our industry;

•	competition from other exhibitors and alternative forms of entertainment; and

•	determinations in lawsuits in which we are defendants.

You can identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described or incorporated by reference herein, including in the section entitled “Risk Factors.” All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained or incorporated by reference in this prospectus supplement. Forward-looking statements contained in this prospectus supplement reflect our view only as of the date of this prospectus supplement. Neither we nor the underwriters undertake any obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus and does not contain all of the information you should consider in making your investment decision. To understand this offering fully, you should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering. You should also carefully consider the matters discussed, and incorporated by reference, herein in the sections entitled “Risk Factors.”

Unless otherwise specified or the context otherwise requires, the terms “Cinemark,” “the Company,” “we,” “us” and “our” refer to Cinemark Holdings, Inc., a Delaware corporation, and all of its subsidiaries, and the term “you” refers to a prospective investor. The term “selling stockholders” refers to the selling stockholders named in this prospectus supplement under the caption “Selling Stockholders.”

The Company

We are a leader in the motion picture exhibition industry in terms of both attendance and the number of screens in operation. We operated 431 theatres and 4,941 screens in the U.S. and Latin America as of March 31, 2011, and approximately 241.2 million patrons attended our theatres worldwide during the year ended December 31, 2010. Our circuit is the third largest in the U.S. with 292 theatres and 3,816 screens in 39 states. We are the most geographically diverse circuit in Latin America with 139 theatres and 1,125 screens in 13 countries. Our modern theatre circuit features stadium seating for approximately 86% of our first-run auditoriums.

We selectively build or acquire new theatres in markets where we can establish and maintain a strong market position. We believe our portfolio of modern theatres provides a preferred destination for moviegoers and contributes to our significant cash flows from operating activities. Our significant presence in the U.S. and Latin America has made us an important distribution channel for movie studios, particularly as they look to capitalize on the expanding worldwide box office. Our market leadership is attributable in large part to our senior executives, whose years of industry experience range from 14 to 52 years and who have successfully navigated us through multiple industry and economic cycles.

Revenues, operating income and net income attributable to Cinemark Holdings, Inc. for the year ended December 31, 2010 were $2,141.1 million, $292.8 million and $146.1 million, respectively, and were $483.1 million, $48.8 million and $25.0 million, respectively, for the three months ended March 31, 2011.

Recent Developments

Substantially concurrent with this offering, Alan Stock, our Chief Executive Officer, intends to sell 61,789 shares of our Common Stock in a transaction that is not subject to the registration requirements of the Securities Act of 1933, as amended, or the Securities Act. These shares represent approximately 14% of the total number of shares of our Common Stock owned by Mr. Stock.

Additional Information

Our corporate headquarters is located at 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. Our telephone number is (972) 665-1000. Our Web site address is www.cinemark.com. The information on our Web site does not constitute part of this prospectus supplement.

The Offering

Common Stock offered by the selling stockholders	10,000,000 shares.

Use of Proceeds	We will not receive any proceeds from the sale of shares of our Common Stock by the selling stockholders.

Risk Factors	Investing in our Common Stock involves substantial risks. You should carefully consider the information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and any free writing prospectus we have authorized in connection with this offering in their entirety prior to investing in our Common Stock. In particular, we urge you to carefully consider the factors set forth under the heading “Risk Factors.”

Dividend policy	Following this offering, we intend to continue to pay a quarterly cash dividend at an annual rate equal to $0.84 per share (or a quarterly rate equal to $0.21 per share) of our Common Stock. The declaration of future dividends on our Common Stock will be at the discretion of our board of directors and will depend upon many factors, including our results of operations, financial condition, earnings, capital requirements, limitations in our debt agreements and legal requirements. See “Dividend Policy.”

New York Stock Exchange symbol	“CNK”

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the following risks, as well as the risk factors set forth in our most recently filed Annual Report on Form 10-K, before you decide to purchase shares of our Common Stock. You should also refer to the other information in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment. Any adverse effect on our business, financial condition or operating results could result in a decline in the trading price of our Common Stock and your loss of all or part of your investment.

Risks Related to This Offering

The market price of our Common Stock may be volatile.

There can be no assurance that an active trading market for our Common Stock will continue. The securities markets have recently experienced extreme price and volume fluctuations and the market prices of the securities of companies have been particularly volatile. This market volatility, as well as general economic or political conditions, could reduce the market price of our Common Stock regardless of our operating performance. In addition, our operating results could be below the expectations of investment analysts and investors and, in response, the market price of our Common Stock may decrease significantly and prevent investors from reselling their shares of our Common Stock at or above a market price that is favorable. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were the subject of securities class action litigation, it could result in substantial costs, liabilities and a diversion of management’s attention and resources.

Future sales of our Common Stock may adversely affect the prevailing market price.

If a large number of shares of our Common Stock is sold in the open market, or if there is a perception that such sales will occur, the trading price of our Common Stock could decrease. In addition, the sale of the shares subject to this prospectus supplement could impair our ability to raise capital through the sale of additional shares of our Common Stock. As of March 31, 2011, we had an aggregate of 182,453,238 shares of our Common Stock authorized but unissued and not reserved for specific purposes. In general, we may issue all of these shares without any action or approval by our stockholders. We may issue shares of our Common Stock in connection with acquisitions.

As of March 31, 2011, we had 114,156,237 shares of our Common Stock outstanding. Of these shares, as of March 31, 2011, approximately 75,583,456 shares were freely tradable. The remaining shares of our Common Stock were “restricted securities”, as that term is defined in Rule 144 under the Securities Act. Restricted securities may not be resold in a public distribution except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom, including the exemptions provided by Regulation S and Rule 144 promulgated under the Securities Act. We have currently registered for resale on a Form S-3 30,303,903 shares of our Common Stock all of which is held by the selling stockholders pursuant to a registration rights agreement among us and the selling stockholders.

We cannot predict whether substantial amounts of our Common Stock will be sold in the open market in anticipation of, or following, any divestiture by any of our existing stockholders, our directors or executive officers of their shares of our Common Stock.

As of March 31, 2011, there were 9,242,483 shares of our Common Stock reserved for issuance under the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan, of which 94,760 shares were issuable upon exercise of options outstanding as of March 31, 2011. The sale of shares issued upon the exercise of stock options could further dilute your investment in our Common Stock and adversely affect the market price of our Common Stock.

You may not receive dividends on our Common Stock.

Holders of our Common Stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. The declaration of future dividends on our Common Stock will depend upon many factors, including our results of operations, financial condition, earnings, capital requirements, limitations in our debt agreements and legal requirements. Although we have historically declared cash dividends on our Common Stock, we are not required to do so and may reduce or eliminate our Common Stock dividend in the future. This could adversely affect the market price of our Common Stock.

Provisions in our corporate documents and certain agreements, as well as Delaware law, may hinder a change of control.

Provisions in our amended and restated certificate of incorporation and bylaws, as well as provisions of the Delaware General Corporation Law, could discourage unsolicited proposals to acquire us, even though such proposals may be beneficial to you. These provisions include:

•	authorization of our board of directors to issue shares of preferred stock without stockholder approval;

•	a board of directors classified into three classes of directors with the directors of each class, having staggered, three-year terms;

•	provisions regulating the ability of our stockholders to nominate directors for election or to bring matters for action at annual meetings of our stockholders; and

•	provisions of Delaware law that restrict many business combinations and provide that directors serving on classified boards of directors, such as ours, may be removed only for cause.

Certain provisions of our 8.625% senior notes indenture and our senior secured credit facility may have the effect of delaying or preventing future transactions involving a “change of control.” A “change of control” would require us to make an offer to the holders of our 8.625% senior notes to repurchase all of the outstanding notes at a purchase price equal to 101% of the aggregate principal amount outstanding plus accrued unpaid interest to the date of the purchase. A “change of control” would also be an event of default under our senior secured credit facility.

The interests of Madison Dearborn Capital Partners, IV, L.P., or MDCP, may not be aligned with yours.

MDCP, after giving effect to this offering, will beneficially own approximately 9% of our Common Stock and under a director nomination agreement, is entitled to designate nominees for five members of our board of directors. Accordingly, MDCP has influence on, and effectively controls, our corporate and management policies and has significant influence over the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. MDCP could seek to take other actions that might be desirable to MDCP but not to other stockholders.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our Common Stock by the selling stockholders.

CAPITALIZATION

The following table sets forth our cash and capitalization as of March 31, 2011. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, each of which is incorporated by reference in this prospectus supplement.

As of
March 31,
2011
Actual
In Thousands
(Unaudited)

Cash and cash equivalents	$463,308

Long-term debt, including current maturities:
Senior secured credit facility(1)	$1,070,055
8.625% senior notes(2)	470,000

Total long-term debt	1,540,055
Capital lease obligations, including current portion	138,471

Total long-term debt and capital lease obligations	1,678,526
Equity:
Cinemark Holdings, Inc.’s stockholders’ equity:
Common stock, $0.001 par value: 300,000,000 shares authorized, 117,546,762 shares issued and 114,156,237 shares outstanding	118
Additional paid-in-capital	1,040,856
Treasury stock, 3,390,525 common shares at cost	(45,219)
Retained earnings	1,294
Accumulated other comprehensive income	40,827

Total Cinemark Holdings, Inc.’s stockholders’ equity	1,037,876
Non-controlling interests	11,865

Total equity	1,049,741

Total capitalization	$2,728,267

(1)	As of March 31, 2011, our senior secured credit facility consisted of a $150.0 million revolving credit facility and a $1,120.0 million term loan, of which $1,070.1 million was outstanding. Approximately $157.2 million of the term loan matures on October 2013 and $912.8 million matures on April 2016. The average interest rate on outstanding term loan borrowings under our senior secured credit facility at March 31, 2011 was 4.8% per annum.

(2)	Represents the aggregate principal amount of the 8.625% Senior Notes due 2019 before the original issue discount, which was $10.1 million as of March 31, 2011.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS

Our Common Stock is listed for trading on the New York Stock Exchange, or the NYSE, under the symbol “CNK.” The following table sets forth the quarterly high and low sales prices of our Common Stock on the NYSE for the periods indicated and dividends paid during such periods:

			Dividend
	High	Low	per Share

Year ending December 31, 2009
First Quarter	$10.26	$6.75	$0.18
Second Quarter	$11.49	$8.63	$0.18
Third Quarter	$11.65	$9.50	$0.18
Fourth Quarter	$14.85	$10.08	$0.18
Year ending December 31, 2010
First Quarter	$18.47	$14.08	$0.18
Second Quarter	$19.80	$13.09	$0.18
Third Quarter	$16.89	$12.73	$0.18
Fourth Quarter	$18.81	$15.95	$0.21
Year ending December 31, 2011
First Quarter	$20.56	$16.70	$0.21

On May 6, 2011, the closing sale price of our Common Stock as reported on the NYSE was $21.25 per share, and we had approximately 123 holders of record of our Common Stock.

DIVIDEND POLICY

Following this offering, we intend to continue to pay a quarterly cash dividend on our Common Stock. Our ability to pay dividends is limited by our status as a holding company and the terms of our indentures, our senior secured credit facility and certain of our other debt instruments, which restrict our ability to pay dividends to our stockholders and the ability of certain of our subsidiaries to pay dividends, directly or indirectly, to us. Under our debt instruments, we may pay a cash dividend up to a specified amount, provided we have satisfied certain financial covenants in, and are not in default under, our debt instruments. The declaration of future dividends on our Common Stock will be at the discretion of our board of directors and will depend upon many factors, including our results of operations, financial condition, earnings, capital requirements, limitations in our debt agreements and legal requirements. We cannot assure you that any dividends will be paid in the anticipated amounts and frequency set forth in this prospectus supplement, if at all.

SELLING STOCKHOLDERS

This prospectus supplement relates to the resale from time to time of up to a total of 10,000,000 shares of our Common Stock by the selling stockholders. The following table sets forth information with respect to the current beneficial ownership of the selling stockholders, the number of shares of our Common Stock being offered hereby by the selling stockholders and information with respect to shares to be beneficially owned by the selling stockholders after completion of this offering. The percentages in the following table reflect the shares beneficially owned by the selling stockholders as a percentage of the total number of shares of our Common Stock outstanding as of May 6, 2011.

Under a director nomination agreement, MDCP is entitled to designate nominees for five members of our board of directors and The Mitchell Special Trust, together with Lee Roy Mitchell, is entitled to designate nominees for two members of our board of directors.

The selling stockholders have not, except as described in the immediately preceding paragraph and the footnotes below, held any position or office or had any other material relationship with us within the past three years, other than their ownership of shares of our Common Stock as described below.

				Shares Beneficially
	Shares Beneficially			Owned after
	Owned Prior to		Shares Offered	Completion of
	Offering		Hereby	Offering
Name	Number	Percentage	Number	Number	Percentage

Madison Dearborn Capital Partners IV, L.P.(1)	18,203,708	16%	8,000,000	10,203,708	9%
The Mitchell Special Trust(2)	5,419,095	5%	1,000,000	4,419,095	4%
Lee Roy Mitchell(3)	6,703,750	6%	1,000,000	5,703,750	5%

(1)	The shares beneficially owned by MDCP may be deemed to be beneficially owned by Madison Dearborn Partners IV, LP, or MDP IV, the sole general partner of MDCP. John A. Canning, Jr., Paul J. Finnegan and Samuel M. Mencoff are the sole members of a limited partner committee of MDCP that has the power, acting by majority vote, to vote or dispose of the shares beneficially held by MDCP. Vahe Dombalagian, a current director of the Company, is a limited partner of MDP IV and a managing director of Madison Dearborn Partners L.P., and therefore may be deemed to share beneficial ownership of the shares beneficially owned by MDCP. Messrs. Canning, Finnegan, Mencoff and Dombalagian and MDP IV each hereby disclaims any beneficial ownership of any shares beneficially owned by MDCP.

(2)	Lee Roy Mitchell, the Chairman of our board of directors, is a co-trustee of The Mitchell Special Trust. Mr. Mitchell expressly disclaims beneficial ownership of all shares held by The Mitchell Special Trust.

(3)	Lee Roy Mitchell is the founder of the Company and has served as the Chairman of our board of directors since March 1996 and as a director since our inception in 1987. Mr. Mitchell served as our Chief Executive Officer from our inception until December 2006.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
TO NON-U.S. HOLDERS

The following is a summary of material United States federal income and estate tax consequences of the purchase, ownership and disposition of our Common Stock as of the date hereof. Except where noted, this summary deals only with our Common Stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Common Stock, you should consult your tax advisors.

If you are considering the purchase of our Common Stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of our Common Stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our Common Stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our Common Stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of our Common Stock

Any gain realized on the disposition of our Common Stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

The determination of whether a corporation is a “United States real property holding corporation” for United States federal income tax purposes involves a complex factual analysis, including a valuation of the corporation’s assets. We have not determined at this time whether we are a United States real property holding corporation, although there is a possibility that we are or will become a United States real property holding corporation. If we are or become a United States real property holding corporation, then assuming our Common Stock is regularly traded on an established securities market (such as the NYSE), only a non-U.S. holder who holds or held (at any time during the shorter of the five-year period ending on the date of disposition and the non-U.S. holder’s holding period for our Common Stock) more than 5% of our Common Stock will be subject to the United States federal income tax on the disposition of our Common Stock under these rules.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Common Stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Recently Enacted Legislation

Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any dividends and the proceeds of a sale of Common Stock paid after December 31, 2012 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements. Non-U.S. holders should consult their own tax advisors regarding the effect of this newly enacted legislation.

UNDERWRITING

Under the terms of an underwriting agreement, which we will file as an exhibit to our Current Report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, Barclays Capital Inc. and Morgan Stanley & Co. Incorporated, as the underwriters in this offering, have agreed to purchase from the selling stockholders, 10,000,000 shares of our Common Stock.

The underwriting agreement provides that the underwriters’ obligation to purchase shares of our Common Stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of our Common Stock offered hereby (other than those covered by the option described below), if any of the shares are purchased;

•	the representations and warranties made by us and the selling stockholders to the underwriters are true;

•	there is no material change in our business or in the financial markets; and

•	we and the selling stockholders deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions the selling stockholders will pay to the underwriters. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to the selling stockholders for the shares.

Per share	$0.10
Total	$1,000,000

The underwriters have advised us that the underwriters propose to offer the shares of our Common Stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a concession not in excess of $0.06 per share. After the offering, the underwriters may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The expenses of this offering that are payable by us and the selling stockholders are estimated to be $150,000 (excluding underwriting discounts and commissions). We have agreed to pay expenses incurred by the selling stockholders in connection with the offering, other than the underwriting discounts and commissions, any costs and expenses incurred by the selling stockholders related to their performance under the underwriting agreement and any transfer taxes related to their sale of our Common Stock.

Lock-Up Agreement

The selling stockholders have agreed that, without the prior written consent of Barclays Capital Inc. and Morgan Stanley & Co. Incorporated, they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our Common Stock (including, without limitation, shares of our Common Stock that may be deemed to be beneficially owned by them in accordance with the rules and regulations of the Securities and Exchange Commission, or the SEC, and shares of Common Stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Common Stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of our Common Stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of our Common Stock or securities convertible, exercisable or exchangeable into Common Stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 60 days after the date of this prospectus supplement.

Barclays Capital Inc. and Morgan Stanley & Co. Incorporated, in their sole discretion, may release our Common Stock and other securities subject to the lock-up agreement described above in whole or in part at any time with or without notice. When determining whether or not to release our Common Stock and other securities from the lock-up agreement, Barclays Capital Inc. and Morgan Stanley & Co. Incorporated will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of our Common Stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in stabilizing transactions, covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of our Common Stock, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of our Common Stock in the open market after the distribution has been completed in order to cover short positions.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our Common Stock or preventing or retarding a decline in the market price of our Common Stock. As a result, the price of our Common Stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Common Stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriters or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ or any selling group member’s website and any information contained in any other website maintained by the underwriters or a selling group member is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of our Common Stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Relationships

From time to time, Barclays Capital Inc. and its affiliates and Morgan Stanley & Co. Incorporated and its affiliates have, directly or indirectly, provided investment banking or financial advisory service to us, for which they have received customary fees and expense reimbursement.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of securities shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We and the selling stockholders have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus supplement. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us, the selling stockholders or the underwriters.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive, or Qualified Investors, that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Australia

No prospectus supplement or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia, or the Corporations Act)) in relation to the securities has been or will be lodged with the Australian Securities & Investments Commission, or ASIC. This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

a) you confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) a person associated with the company under section 708(12) of the Corporations Act; or

(iv) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act,

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

b) you warrant and agree that you will not offer any of the securities for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirements to issue a disclosure document under section 708 of the Corporations Act.

Hong Kong

The securities may not be offered or sold in Hong Kong, by means of any documents, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under the Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

India

This prospectus supplement has not been and will not be registered as a prospectus with the Registrar of Companies in India or with the Securities and Exchange Board of India. This prospectus supplement or any other material relating to these securities is for information purposes only and may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India and in any event to not more than 50 persons in India. Further, persons into whose possession this prospectus supplement comes are required to inform themselves about and to observe any such restrictions. Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in these securities. Each prospective investor is also advised that any investment in these securities by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

Japan

No securities registration statement, or SRS, has been filed under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or FIEL, in relation to the securities. The securities are being offered in a private placement to “qualified institutional investors” (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance ordinance No. 14, as amended), or QIIs, under Article 2, Paragraph 3, Item 2 I of the FIEL. Any QII acquiring the securities in this offer may not transfer or resell those shares except to other QIIs.

Korea

The securities may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The securities have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the securities may not be resold to Korean residents unless the purchaser of the securities complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the securities.

Singapore

This prospectus supplement has not been registered as a prospectus within the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore, or the SFA, (ii) to a “relevant person” as defined in Section 275(2) of the SFA, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed and purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investment and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (however described) in the trust shall not be transferable within six months after that corporations or that trust has acquired the securities under Section 275 of the SFA except:

(i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions, specified in Section 275 of the SFA;

(ii) (in the case of a corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of a trust) where the transfer arises from an offer that is made on terms that such rights or interests are acquired at a consideration of not less than SGD200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(iii) where no consideration is or will be given for the transfer; or

(iv) where the transfer is by operation of law.

By accepting this prospectus supplement, the recipient hereof represents and warrants that such recipient is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Transfer Agent

The transfer agent and registrar for our Common Stock is Wells Fargo Bank, N.A.

LEGAL MATTERS

The validity of our Common Stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Dallas, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file proxy statements and annual reports, quarterly reports, current reports and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room in Washington, D.C. located at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. Our SEC filings are also available free of charge at the SEC’s Web site at www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below and unless specifically filed excludes portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 1, 2011;

(2)	Definitive Proxy Statement on Schedule 14A for the 2011 annual meeting of stockholders, filed on March 29, 2011;

(3)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 5, 2011; and

(4)	The description of our Common Stock contained in the registration statement on Form 8-A, filed on April 9, 2007.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this prospectus supplement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement but not delivered with the prospectus supplement, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit that is not specifically incorporated by reference upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to Michael D. Cavalier, Cinemark Holdings, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093; telephone number (972) 665-1000.

PROSPECTUS

76,494,511 Shares

Cinemark Holdings, Inc.

Common Stock

The selling stockholders named herein may offer and sell from time to time up to 76,494,511 shares of our common stock, par value $0.001 per share, or Common Stock, covered by this prospectus. The selling stockholders will receive all of the proceeds from any sales of the shares. We will not receive any of the proceeds from the sales, but we will incur expenses in connection with the offering.

Our registration of the shares of Common Stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 6.

Our Common Stock is traded on The New York Stock Exchange, or the NYSE, under the symbol CNK. On May 4, 2009 the last reported sale price of our Common Stock on the NYSE was $8.98 per share.

Investing in our Common Stock involves risks. See “Risk Factors” on page 3 of this prospectus and the risk factors that are incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2008, for information that you should consider before purchasing the securities offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

The date of this prospectus is May 6, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf process, the selling stockholders may, from time to time, sell the offered securities described in this prospectus in one or more offerings. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by one or more of the selling stockholders. We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus.

This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplements. Such documents contain important information you should consider when making your investment decision. We have not authorized anyone to provide you with different or additional information. The selling stockholders are offering to sell and seeking offers to buy shares of our Common Stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of Common Stock.

Unless the context otherwise requires, “Cinemark,” “the Company,” “registrant,” “we,” “us,” “our” and similar names refer to Cinemark Holdings, Inc. and our subsidiaries.

THE COMPANY

We are a leader in the motion picture exhibition industry with 420 theatres and 4,846 screens in the U.S. and Latin America as of March 31, 2009. Our circuit is the third largest in the U.S. with 295 theatres and 3,814 screens in 39 states. We are the most geographically diverse circuit in Latin America with 125 theatres and 1,032 screens in 12 countries.

Our principal executive offices are located at 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. The telephone number of our principal executive office is (972) 665-1000. We maintain a Web site at www.cinemark.com on which we post our key corporate governance documents, including our board committee charters and our code of business conduct and ethics. We do not incorporate the information on our Web site into this prospectus and participants should not consider any information on, or that can be accessed through, our Web site as part of this prospectus.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties incorporated by reference in this prospectus, including the risks and uncertainties described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus, and which may be amended, supplemented or superceded from time to time by other reports we file with the SEC in the future. For a description of these reports and documents, and information about where you can find them, see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus. The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our Common Stock to decline, perhaps significantly, and you may lose part or all of your investment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” based on our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to:

•	future revenues, expenses and profitability;

•	the future development and expected growth of our business;

•	projected capital expenditures;

•	attendance at movies generally or in any of the markets in which we operate;

•	the number or diversity of popular movies released and our ability to successfully license and exhibit popular films;

•	national and international growth in our industry;

•	competition from other exhibitors and alternative forms of entertainment; and

•	determinations in lawsuits in which we are defendants.

You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in “Risk Factors” and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained in this prospectus. Forward-looking statements contained in this prospectus reflect our view only as of the date of this prospectus. We do not undertake any obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

All of the shares of Common Stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their own accounts. The Company will not receive any of the proceeds from these sales. The Company will pay the costs, expenses and fees incurred in connection with the registration under the Securities Act of the offered shares.

DETERMINATION OF OFFERING PRICE

This offering is being made solely to allow the selling stockholders to offer and sell shares of our Common Stock to the public. The selling stockholders may offer for resale some of their shares at the time and price that they choose. On any given day, the price per share is likely to be based on the market price of our Common Stock, as quoted on the NYSE on the date of sale, unless shares are sold in private transactions. Consequently, we cannot currently determine the price at which the shares offered for resale pursuant to this prospectus may be sold.

SELLING SECURITY HOLDERS

This prospectus relates to the resale from time to time of up to a total of 76,494,511 shares of Common Stock by the selling stockholders. The following table sets forth information with respect to the current beneficial ownership of the selling stockholders, the number of shares of Common Stock being offered hereby by each selling stockholder and information with respect to shares to be beneficially owned by each selling stockholder after completion of this offering. The percentages in the following table reflect the shares beneficially owned by the selling stockholders as a percentage of the total number of shares of our Common Stock outstanding as of April 30, 2009.

The selling stockholders have not, except as described in the footnotes below, held any position or office or had any other material relationship with us within the past three years, other than their ownership of shares of our Common Stock as described below and the issuance of the shares described in this prospectus.

				Shares Beneficially
	Shares Beneficially		Shares Offered	Owned after
	Owned Prior to Offering		Hereby	Completion of Offering(1)
Name	Number	Percentage	Number	Number	Percentage

Madison Dearborn Capital Partners IV, L.P.(2)	49,881,014	45.65%	49,881,014	—	—
Syufy Enterprises LP(3)	8,172,096	7.48%	8,172,096	—	—
Quadrangle Capital Partners LP(4)	3,384,500	3.09%	5,341,206	—	—
Quadrangle Capital Partners A LP(4)	1,368,036	1.25%	1,368,036	—	—
Quadrangle (Cinemark) Capital Partners LP(4)	393,293	0.36%	393,293	—	—
Quadrangle Select Partners LP(4)	195,377	0.18%	195,377	—	—
Lee Roy Mitchell(5)	6,703,750	6.13%	6,681,100	22,650	0.02%
The Mitchell Special Trust(6)	6,419,095	5.87%	6,419,095	—	—

(1)	Assumes that each selling stockholder disposes of all the shares of Common Stock covered by this prospectus and does not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of their shares covered by this prospectus.

(2)	The shares beneficially owned by Madison Dearborn Capital Partners IV, L.P., or MDCP, were acquired by MDCP in connection with the MDP Merger. The MDP Merger refers to the transaction on April 2, 2004 pursuant to which an affiliate of Madison Dearborn Partners, LLC, or MDP, acquired approximately 83% of the capital stock of Cinemark, Inc, one of our wholly-owned subsidiaries. In the transaction, a newly-formed subsidiary owned by an affiliate of MDP was merged with and into Cinemark, Inc. with Cinemark, Inc. continuing as the surviving corporation. On August 2, 2006, the Company was formed in connection with the planned acquisition of Century Theatres, Inc., or Century Theatres, by Cinemark USA, Inc. pursuant to a stock purchase agreement, dated August 7, 2006. The acquisition of Century Theatres was completed on October 5, 2006 pursuant to a Contribution and Exchange Agreement, dated August 7, 2006, among the then stockholders of Cinemark, Inc., whereby the parties exchanged their shares of Class A common stock of Cinemark, Inc. for shares of Common Stock of the Company. The shares beneficially owned by MDCP may be deemed to be beneficially owned by Madison Dearborn Partners IV, LP, or MDP IV, the sole general partner of MDCP. John A. Canning, Jr., Paul J. Finnegan and Samuel M. Mencoff are the sole members of a limited partner committee of MDCP that has the power, acting by majority vote, to vote or dispose of the shares beneficially held by MDCP. Benjamin Chereskin, a current director of the Company, is a limited partner of MDP IV and a Managing Director and Member of MDP (the general partner of MDP IV), and therefore may be deemed to share beneficial ownership of the shares beneficially owned by MDCP. Vahe Dombalagian, a current director of the Company, is a limited partner of MDP IV and a Managing Director of MDP, and therefore may be deemed to share beneficial ownership of the shares beneficially owned by MDCP. Messrs. Canning, Finnegan, Mencoff, Chereskin and Dombalagian and MDP IV each hereby disclaims any beneficial ownership of any shares beneficially owned by MDCP.

(3)	Raymond Syufy, a current director of the Company, and Joseph Syufy, a former director of the Company, are executive officers of the general partner of Syufy Enterprises LP and they may therefore be deemed to share beneficial ownership of the 8,172,096 shares owned by Syufy Enterprises LP. Raymond Syufy and

Joseph Syufy each expressly disclaims beneficial ownership of the shares owned by Syufy Enterprises LP. Our subsidiary, Century Theatres, leases 23 theatres and two parking facilities from Syufy Enterprises LP or affiliates of Syufy Enterprises LP.

(4)	The shares beneficially owned by Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle Capital Partners A LP and Quadrangle (Cinemark) Capital Partners LP were acquired from MDCP in December 2004. Peter Ezersky, a current director of the Company, is a Managing Member of Quadrangle GP Investors LLC, which is the general partner of Quadrangle GP Investors LP. Quadrangle GP Investors LP is the general partner of Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle Capital Partners A LP and Quadrangle (Cinemark) Capital Partners LP, and he may therefore be deemed to share beneficial ownership of the 3,384,500 shares owned by Quadrangle Capital Partners LP, the 195,377 shares owned by Quadrangle Select Partners LP, the 1,368,036 shares owned by Quadrangle Capital Partners A LP and the 393,293 shares owned by Quadrangle (Cinemark) Capital Partners LP. Mr. Ezersky expressly disclaims beneficial ownership of the shares owned by Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle Capital Partners A LP and Quadrangle (Cinemark) Capital Partners LP.

(5)	Lee Roy Mitchell has served as the Chairman of the Board of the Company since March 1996 and as a director since our inception in 1987. Mr. Mitchell served as our Chief Executive Officer from our inception until December 2006.

(6)	Lee Roy Mitchell is co-trustee of The Mitchell Special Trust.

PLAN OF DISTRIBUTION

We are registering 76,494,511 shares of our Common Stock for possible sale by the selling stockholders. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” include the selling stockholders named in the table in the “Selling Security Holders” section above and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

The selling stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on the NASDAQ Global Select Market, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise.

The selling stockholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by each of the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our Common Stock on the NYSE.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-

dealers of other financial institutions may engage in short sales of our Common Stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the Common Stock, including liabilities arising under the Securities Act. Under the Registration Agreement dated August 7, 2006, we have agreed to indemnify the selling stockholders against certain liabilities related to the sale of the Common Stock, including certain liabilities arising under the Securities Act.

Under the Registration Agreement, we have also agreed to pay the costs, expenses and fees of registering the shares of Common Stock.

The selling stockholders have advised us that none of them have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its respective shares. Upon our notification by a selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling stockholder;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or re-allowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In addition, upon being notified by the selling stockholders that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholder.

The selling stockholders are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, or Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of Common Stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of Common Stock under this prospectus, the selling stockholder may sell the shares of Common Stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K:

(1) Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 13, 2009;

(2) Definitive Proxy Statement on Schedule 14A for the 2009 annual meeting of stockholders, filed on March 25, 2009;

(3) Current Report on Form 8-K, filed on February 26, 2009 and

(4) A description of our Common Stock contained in the registration statement on Form 8-A, filed with the SEC on April 9, 2007.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with the prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to Michael D. Cavalier, Cinemark Holdings, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093; telephone number (972) 665-1000.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file proxy statements and annual reports, quarterly reports, current reports and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room in Washington, D.C. located at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. Our SEC filings are also available free of charge at the SEC’s Web site at www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act for the shares of Common Stock being offered by the selling stockholders. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to us and our Common Stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained or incorporated by reference in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. Anyone may obtain the registration statement and its exhibits and schedules from the SEC.

LEGAL MATTERS

The validity of the shares of Common Stock offered pursuant to this prospectus will be passed upon by Akin Gump Strauss Hauer & Feld LLP, Dallas, Texas.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of Cinemark Holdings Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of National CineMedia, LLC, incorporated in this prospectus by reference from Cinemark Holdings, Inc.’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is also incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

10,000,000 Shares

Common Stock

Prospectus Supplement
May 9, 2011